SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

October 22, 2018

Date of Report (Date of Earliest Event Reported)

Total System Services, Inc.

www.tsys.com

(Exact Name of Registrant as Specified in its Charter)

Georgia	1-10254	58-1493818
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One TSYS Way, Columbus, Georgia 31901

(Address of principal executive offices) (Zip Code)

(706) 644-6081

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405) or Rule 12b–2 of the Securities Exchange Act of 1934 (§ 240.12b-2). Emerging growth company. ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 22, 2018, the Board of Directors of Total System Services, Inc. (“TSYS”) elected Joia M. Johnson as a director of TSYS, effective immediately, to serve until TSYS’ 2019 Annual Meeting of Shareholders. Ms. Johnson is Chief Administrative Officer, General Counsel and Corporate Secretary of Hanesbrands Inc. In connection with her election, the Board of Directors increased its size from 12 to 13 directors, and Ms. Johnson joined the Board of Directors to fill the resulting vacancy.

Ms. Johnson was also appointed as a member of the Compensation Committee.

The Board of Directors has determined that Ms. Johnson is an independent director under the New York Stock Exchange listing standards and TSYS’ independence guidelines, as set forth in its Corporate Governance Guidelines.

Ms. Johnson will participate in the compensation program for non-employee directors as set forth in Exhibit 10.1 of TSYS’ Quarterly Report on Form 10-Q for the quarter ended March 31, 2017, as filed with the Securities and Exchange Commission (“SEC”) on May 4, 2017, with such compensation to initially be paid on a pro rata basis. In connection with her appointment to TSYS’ Board, TSYS will enter into the form of indemnification agreement for directors, a copy of which is filed as Exhibit 10.1 to TSYS’ Current Report on Form 8-K filed with the SEC on July 26, 2007, with Ms. Johnson.

There are no arrangements or understandings between Ms. Johnson and any other person pursuant to which Ms. Johnson was elected as a director. Ms. Johnson is not a party to any transaction that would require disclosure under Item 404(a) of Regulation S-K.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, TSYS has caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TOTAL SYSTEM SERVICES, INC.

Dated: October 22, 2018	By:	/s/ Kathleen Moates
Kathleen Moates Senior Deputy General Counsel